Exhibit 15.1

CHINA NATURAL RESOURCES REPORTS FIRST HALF 2024 RESULTS

HONG KONG, December 31, 2024 – China Natural Resources Inc. (NASDAQ: CHNR) (the “Company”) today announced its results of operations for the six months ended June 30, 2024. For the convenience of the reader, amounts in Chinese Yuan (“CNY”) have been translated into United States dollars (“US$”) at the rate of US$1.00 = CNY7.2673 as quoted by www.ofx.com on June 30, 2024, except as otherwise disclosed.

Mr. Wong Wah On Edward, Chairman of the Company, commented, “We are prudently investing in our exploration activities as we work to extract further value from the Wulatehouqi Moruogu Tong Mine. Although the acquisition of William Minerals has encountered delay, we are using our best endeavors to resolve the condition precedent to the closing of the acquisition. We will move forward and leverage our mining expertise as we continue to execute on our long-term business strategy.”

Financial Results for the Six Months Ended June 30, 2024

Administrative expenses for the six months ended June 30, 2024 were CNY4.00 million (US$0.55 million), as compared to expenses of CNY4.88 million for the same period in 2023. The decrease was mainly due to the professional service fees incurred in 2023 in relation to the Company’s potential acquisition of Zimbabwe lithium mines.

Other income for the six months ended June 30, 2024 was nil, as compared to CNY0.50 million for the same period in 2023. The decerease was mainly caused by other income relating to impairment reversal of other receivables, which were fully impaired and written off in prior years but collected in 2023.

Fair value gain on financial instruments for the six months ended June 30, 2024 was CNY3.86 million (US$0.53 million), as compared to a loss of CNY0.09 million for the same period in 2023. The amount represented the fluctuation of fair values of the Company’s outstanding warrants.

The loss for the period from discontinued operations, net of tax was nil for the period ended June 30, 2024, as compared with CNY4.96 million for the same period in 2023. The loss in 2023 was the result of an expected credit loss assessment of receivables and contract assets, due to the fact that the amount of uncollected and aged receivables and contract assets was relatively higher than the amount in 2022.

Loss for the six months ended June 30, 2024 was CNY0.12 million (US$0.02 million) as compared to CNY9.46 million for the six months ended June 30, 2023. The decrease in loss was mainly due to fair value gain on financial instruments – warrants, and the disposal of loss-generating water treatment business in 2023.

The Company had a US$1.21 million balance of cash and cash equivalents at June 30, 2024.

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR) is currently a holding company that operates in exploration and mining business. Upon the completion of Precise Space-Time Technology disposition on July 28, 2023, the Company is engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal, and is actively exploring business opportunities in the healthcare and other non-natural resource sectors. In 2023, China Natural Resources agreed to acquire Williams Minerals, which operates a lithium mine in Zimbabwe, for a maximum consideration of US$1.75 billion. Currently, we are actively working with all involved parties to close the deal as soon as possible. Williams Minerals is owned by China Natural Resources’ controlling shareholder, Feishang Group Limited, and a non-affiliate, Top Pacific (China) Limited.

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Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the potential presented by the exploration and mining sector in the People’s Republic of China (the “PRC”) and other industry sectors in the PRC generally; the impact on the Company’s financial position, growth potential and business of in the sale of Precise Space-Time Technology and Shanghai Onway specifically; the experience, supply chain and customer relationships and market insights of the Precise Space-Time Technology team; and the Company’s ability to locate and execute on strategic opportunities in non-natural resources sectors. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are uncertainties associated with metal price volatility; uncertainties concerning the viability of mining and estimates of reserves at the Company’s Wulatehouqi Moruogu Tong Mine in Inner Mongolia; uncertainties regarding our ability to acquire a mining permit and to extract mineral reserves located in the Moruogu Tong Mine in an economically feasible manner; uncertainties related to our ability to fund operations and capital expenditures; uncertainties relating to the acquisition of Williams Minerals that were not discovered by us through our due diligence investigation; uncertainties related to the completion of the acquisition of Williams Minerals which is conditional upon satisfaction or waiver of various conditions; failure to complete the acquisition of Williams Minerals may have a material adverse effect on the Company’s business, financial condition and results of operations; uncertainties related to the realization of the anticipated benefits associated with it; the potential lack of appetite for the Company’s current holdings as consideration for a transaction; uncertainties related to geopolitical events and conflicts, such as the conflict between Russia and Ukraine; uncertainties regarding the impact of climate change on our operations and business; uncertainties related to possible future increases in operating expenses; the fluctuations of interest rates and foreign exchange rates; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to the Company’s ability to fund operations; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

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CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Amounts in thousands, except share and per share data)

	Six Months Ended June 30,
	2023	2024	2024
	CNY	CNY	US$
	(Unaudited)	(Unaudited)	(Unaudited)
CONTINUING OPERATIONS
Administrative expenses	(4,879)	(3,996)	(550)
Other income	500	—	—
Fair value (loss)/gain on financial instruments	(86)	3,862	531
Finance costs	(44)	(30)	(4)
Finance income	3	42	6

LOSS BEFORE INCOME TAX	(4,506)	(122)	(17)

Income tax expense	—	—	—

LOSS FOR THE PERIOD FROM CONTINUING OPERATIONS	(4,506)	(122)	(17)

DISCONTINUED OPERATIONS
Loss for the period from discontinued operations, net of tax	(4,955)	—	—

LOSS FOR THE PERIOD	(9,461)	(122)	(17)

ATTRIBUTABLE TO:
Owners of the Company
From continuing operations	(4,506)	(122)	(17)
From discontinued operations	(6,236)	—	—
Non-controlling interests
From continuing operations	—	—	—
From discontinued operations	1,281	—	—

	(9,461)	(122)	(17)

LOSS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted
- For loss from continuing operations	(0.55)	(0.01)	—
- For loss from discontinued operations	(0.76)	—	—
- Loss per share	(1.31)	(0.01)	—

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CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2024 (UNAUDITED) AND DECEMBER 31, 2023

(Amounts in thousands)

	December 31,	June 30,
	2023	2024	2024
	CNY	CNY	US$
	(Audited)	(Unaudited)	(Unaudited)

ASSETS

NON-CURRENT ASSETS
Property, plant and equipment	53	54	7
Right-of-use assets	346	—	—
Other non-current assets	247,530	254,238	34,984

TOTAL NON-CURRENT ASSETS	247,929	254,292	34,991

CURRENT ASSETS
Prepayments	1,107	1,067	147
Other receivables	18	21	3
Cash and cash equivalents	4,753	8,779	1,208

TOTAL CURRENT ASSETS	5,878	9,867	1,358

TOTAL ASSETS	253,807	264,159	36,349

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade payables	100	100	14
Other payables and accruals	82,610	79,405	10,926
Derivative financial liabilities	—	4,419	608
Lease liabilities	360	376	52
Due to related companies	9,069	6,221	856
Due to the Shareholder	85,673	77,317	10,639

TOTAL CURRENT LIABILITIES	177,812	167,838	23,095

TOTAL LIABILITIES	177,812	167,838	23,095

EQUITY
Issued capital	450,782	450,782	62,029
Other capital reserves	758,775	770,874	106,074
Accumulated losses	(1,122,851)	(1,122,973)	(154,524)
Other comprehensive losses	(10,711)	(2,362)	(325)

EQUITY ATTRIBUTABLE TO OWNERS OF THE COMPANY	75,995	96,321	13,254
NON-CONTROLLING INTERESTS	—	—	—

TOTAL EQUITY	75,995	96,321	13,254

TOTAL LIABILITIES AND EQUITY	253,807	264,159	36,349

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CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (CONTINUED)

AS OF JUNE 30, 2024 (UNAUDITED) AND DECEMBER 31, 2023

(Amounts in thousands)

The condensed consolidated statements of profit or loss of the Company for the six months ended June 30, 2024 and 2023, and the condensed consolidated statements of financial position of the Company as of December 31, 2023 and June 30, 2024, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The condensed consolidated statements of profit or loss and the condensed consolidated statements of financial position have been derived from and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023 contained in the Company’s Annual Report on Form 20-F as filed with the Commission on April 30, 2024.

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